Morgan Stanley Insured Municipal Bond Trust
Item 77(o) 10f-3 Transactions
October 1, 2000- March 31, 2001


Security
Date of
Purchase
Price
Of
Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker

Illinois
Bonds


12/06/00


$103.990


$1,400,000


2.64%


$300,000,000


0.69%
Salomon
Smith
Barney


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